Exhibit 10.3

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT AND
JOINDER AGREEMENT

THIS AMENDMENT NO. 1 TO TERM LOAN AGREEMENT AND JOINDER AGREEMENT (this “Amendment”), dated as of June 29, 2006, is among NMH HOLDINGS, LLC, a Delaware limited liability company (“New Holdings”), NATIONAL MENTOR HOLDINGS, INC., a Delaware corporation (“Holdings”), NATIONAL MENTOR, INC., a Delaware corporation (“Mentor”), REM ARROWHEAD, INC. (“REM Arrowhead”), REM CONNECTICUT COMMUNITY SERVICES, INC. (“REM Connecticut”), REM INDIANA, INC. (“REM Indiana”), REM NORTH DAKOTA, INC. (“REM North Dakota”), REM WISCONSIN, INC. (“REM Wisconsin 1”), REM WISCONSIN II, INC. (“REM Wisconsin II”), REM WISCONSIN III, INC. (together with REM Arrowhead, REM Connecticut, REM Indiana, REM North Dakota, REM Wisconsin I, and REM Wisconsin II, collectively, the “Existing Borrowers” and, together with Holdings and Mentor, collectively, the “Existing Loan Parties”) and BANK OF AMERICA, N.A. (the “Lender”).

RECITALS:

A.                The Existing Loan Parties and the Lender have entered into a Term Loan Agreement dated as of May 20, 2005 (the “Loan Agreement”), Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

B.                 The Existing Loan Parties have advised the Lender that, on the Amendment Effective Date (as defined in Section 4(e) of this Amendment), Holdings will merge with NMH Mergersub, Inc., a Delaware corporation (such transaction, the “Merger”), with Holdings being the survivor of the Merger.

C.                 As a result of the Merger, the Existing Loan Parties will become wholly-owned Subsidiaries of New Holdings.

D.                The Merger will constitute a Change of Control and an Event of Default under the Loan Agreement.

E.                 New Holdings and the Existing Loan Parties have requested that the Lender amend the Loan Agreement to, among other things, amend the definition of Change of Control and thereby avoid such Event of Default, as more specifically set forth below.

F.                 The Lender is willing to so amend the Loan Agreement provided New Holdings becomes a party to the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, terms, conditions, representations and warranties herein contained, the parties hereto agree hereby as follows:

Section 1.            JOINDER AND AMENDMENTS. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, New Holdings, the Existing Loan Parties and the Lender agree as follows:

(a)                New Holdings irrevocably, absolutely and unconditionally (i) becomes a party to the Loan Agreement as if it had been an original party thereto, and (ii) ratifies and assumes all the terms, conditions, obligations, liabilities and undertakings to which a Loan Party is subject thereunder. All references to the “Group Members” and “Loan Parties” in the Loan Agreement shall be deemed to include New Holdings. In addition, all representation and warranties, covenants and other provisions made by or binding on Holdings in Articles V, VI, VII, VIII and IX of the Loan Agreement shall also be deemed to constitute representations and warranties made by, and covenants or other provisions binding on, New Holdings, as the case may be.

(b)               Section 1.01 of the Loan Agreement is amended to insert the following new definitions in the appropriate alphabetical positions therein:

“Amendment Effective Date” means June 29, 2006.

“New Holdings” means NMH Holdings, LLC, subject to Section 10.17.

(c)                Section 1.01 of the Loan Agreement is amended to delete the existing definitions of “Eligible Assignee”, “Material Adverse Effect”, “Maturity Date”, “Net Cash Proceeds”, “Permitted Lien” and “Syndicated Credit Agreement” and insert the following definitions in lieu thereof:

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural Person) approved by the Borrowing Agent (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default under Section 8.01 (a) or (f) has occurred and is continuing.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its material obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement, any Note, or, taken as a whole, any of the other Loan Documents, or the rights or remedies of the Lender under this Agreement, any Note or, taken as a whole, the other Loan Documents.

“Maturity Date” means the earliest to occur of (a) May 20, 2010, (b) the date that is six months prior to the Revolving Termination Date (as defined in the Syndicated Credit Agreement) or (c) the date (after the Amendment Effective Date) of earlier refinancing, replacement or other termination of the revolving commitments under the Syndicated Credit Agreement.

“Net Cash Proceeds” means, (a) for the purposes of Section 2.03 and the definition of Prepayment Event, the proceeds from the applicable occurrence in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees and other related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of (i) any reasonable reserves established in connection therewith, (ii) reasonable holdbacks and (iii) reasonable indemnity obligations relating thereto, and (b) for the purposes of any covenants incorporated by reference pursuant to Section 7.03, has the definition set forth in the Syndicated Credit Agreement.

“Permitted Lien” means a Lien permitted to exist pursuant to Section 7.02 or, for the purposes of Section 5.10 and any covenants incorporated by reference pursuant to Section 7.03, permitted to exist pursuant to such covenants.

“Syndicated Credit Agreement” means that certain Credit Agreement dated as of June 29, 2006, among New Holdings, Holdings, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, as in effect on the date hereof and as the same may be amended, restated, supplemented or otherwise modified from time to time; provided, that (i) to the extent a covenant or other provision is incorporated herein by reference to the Syndicated Credit Agreement and the incorporated covenant or other provision permits or requires an action or other matter to have the approval, consent or be to the satisfaction of, the Administrative Agent, Lenders or Required Lenders under the Syndicated Credit Agreement, or would require an amendment or waiver therefrom, such action or other matter shall require the approval, consent or satisfaction of, or an amendment or waiver from, the Lender under this Agreement (except to the extent the Lender has affirmatively voted in favor thereof as a “Lender” under the Syndicated Credit Agreement), (ii) in the event the Syndicated Credit Agreement is amended, restated, supplemented or otherwise modified without the affirmative vote of the Lender in favor of such amendment, restatement, supplement or modification cither hereunder or as a “Lender” under the Syndicated Credit Agreement, all definitions, covenants and other provisions defined by reference to the Syndicated Credit Agreement or incorporated herein by reference thereto (and any required definitions utilized therein) shall remain as defined or incorporated herein immediately prior to giving effect to such amendment, restatement, supplement or modification, as the case may be, and (iii) in the event the Syndicated Credit Agreement is refinanced, replaced or the revolving commitments are otherwise terminated, all definitions, covenants and other provisions defined by reference to the Syndicated Credit Agreement or incorporated herein by reference thereto (and any required definitions utilized therein) shall remain as defined or incorporated herein immediately prior to such refinancing, replacement or termination, as the case may be.

(d)               Section 1.01 of the Loan Agreement is amended to delete the existing definitions of the following terms and incorporate into the Loan Agreement by reference the corresponding definitions from the Syndicated Credit Agreement (and any required definitions utilized therein): “Cash Equivalent”, “Change of Control”; “Consolidated EBITDA”; “Consolidated Interest Coverage Ratio”; “Consolidated Interest Expense”; “Consolidated Leverage Ratio”; “Consolidated Net Income”; “Consolidated Total Debt”; “Environmental Laws”; “Indebtedness”; “Senior Subordinated Note indenture”; and “Senior Subordinated Notes”; provided that any reference to “this Agreement”, the “Loans” and the “Loan Documents” therein shall be deemed to be a reference, respectively, to the Syndicated Credit Agreement and the “Loans” and the “Loan Documents” as defined in the Syndicated Credit Agreement, and any reference to “Holdings” and the “Borrower” therein shall be deemed to be a reference, respectively, to New Holdings and Holdings.

(e)                Section 1.01 of the Loan Agreement is amended to delete the following definitions in their entirety: “Acquired EBITDA”; “Acquisition”; “Asset Sale”; Capital Expenditures”; “Capital Lease Obligations”; “Domestic Subsidiary”; “Earnout Obligation”; “Foreign Subsidiary”; “Initial Public Offering”; “Investments”; “Management Fees”; “MDP Holder”; “Net Payment Amount”; “Permitted Acquisition”; “Permitted Capital Stock”; “Permitted Disposition”; “Permitted Foreign Subsidiaries”; “Pro Forma Cost Reductions”; “Projections”; “Recovery Event”; “Reinvestment Deferred Amount”; Reinvestment Event”; “Reinvestment Notice”; “Restricted Payments”; “Sale Leaseback Transaction”; “Subordinated PIK Debt” and “Transaction Bonuses”.

(f)                Section 5.09 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

Section 5.09 Licenses, Intellectual Property. Except as in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 5.09 (all of which items set forth in Schedule 5.09 in the aggregate would not reasonably be expected to have a Material Adverse Effect), each Group Member has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Pay or Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property that is material to the business of the Group Members or the validity or effectiveness of any such Intellectual Property, nor docs Holdings, Mentor or any Borrower have knowledge of any valid basis for any such claim. Except as would not reasonably be expected to result in a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

(g)               Section 5.18 of the Loan Agreement is hereby amended to delete the last sentence thereof.

(h)               Section 5.20 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof;

Section 5.20 Solvency. On the Amendment Effective Date, the Loan Parties on a consolidated basis are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred on the Amendment Effective Date will be, Solvent.

(i)                 Section 5.21 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

5.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” under and as defined in the Senior Subordinated Note Indenture.

(j)                 Clauses (a) and (b) of Section 6.02 of the Loan Agreement are deleted in their entirety and the following is inserted in lieu thereof:

(a)           If reasonably requested by the Lender, concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (provided that such certificate shall not be required if, after exercising commercially reasonable efforts to do so, New Holdings or Holdings are unable to obtain such certificate);

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.01(a) and (b)., (i) a Compliance Certificate containing all information and calculations required by the form of such certificate attached as Exhibit F including those necessary for determining compliance by each Group Member with the provisions of Section 7.01 (including detail with respect to any calculation of Consolidated EBITDA as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be), and (ii) to the extent not previously disclosed to the Lender, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(k)                Clause (c) of Section 6.02 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

(c)           within the time frame specified therein, the deliveries and information required to be delivered under clause (c) of Section 6.2 of the Syndicated Credit Agreement (to the extent not already delivered to the Lender thereunder);

(l)                 Section 6.03 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

6.03        Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material tax obligations of whatever nature, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to pay would reasonably be expected to result in a Material Adverse Effect.

(m)               Section 6.04 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

6.04        Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 of the Syndicated Credit Agreement and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)               Clauses (a) and (b) of Section 6.05 of the Loan Agreement are deleted in their entirety and the following is inserted in lieu thereof:

(a)           Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and ordinary damage by casualty excepted and maintain with financially sound and reputable insurance companies insurance (or pursuant to self-insurance to the extent commercially reasonable) in at least such amounts and against at least such risks (but including in any event public liability, professional liability, workers’ compensation and business interruption) as are required by the Mortgages and as are usually insured against in the same general area by companies engaged in the same or a similar business and of similar size; provided that the insurance amount for general liability insurance of each of Mentor and the Borrowers shall in no event be less than $4,000,000 (which shall be available after any reasonable self-insurance or effective deductibles, which at the date hereof are $1,000,000 per occurrence and $2,000,000 for all occurrences),

(b)           Provide that each insurance policy maintained or required to be maintained by any Loan Party shall (i) name the Lender as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement”, with respect to property coverage of such Loan Party carried as to the Mortgaged Properties, and shall name the Lender as an additional insured, with respect to general liability coverage carried by each of Holdings, Mentor and the Borrowers, (ii) provide that no action of any Loan Party or any Subsidiary or any other Person shall void any such policy as to the Lender, (iii) provide that the insurer(s) shall endcavor to notify the Lender of any proposed cancellation of such policy at least 30 days in advance thereof (unless such proposed cancellation arises by reason of non-payment of insurance premiums in which case such notice shall be given at least 10 days in advance thereof) and that the Lender will have the opportunity to correct any deficiencies justifying such proposed cancellation and (iv) cause any Insurance Subsidiary to (A) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (B) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims. The insurance premiums and other expenses charged by any Insurance Subsidiary to Mentor or any Borrower and its Subsidiaries shall be reasonable and customary. Mentor will provide the Lender (A) copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof and (B) once each year promptly after receipt thereof, an actuarial opinion with respect to any Insurance Subsidiary from a recognized actuarial firm reasonably satisfactory to the Lender.

(o)               Section 6.07 of the Loan Agreement is deleted in its entirely and the following is inserted in lieu thereof:

6.07        Notices. Promptly give notice to the Lender:

(a)           of the occurrence of any Default or Event of Default;

(b)                                 if all or any part of any Mortgaged Property is subject to a casualty or other damage in excess of $25,000, any taking under power of eminent domain or by condemnation or similar proceeding (including any conveyance made in settlement of any such proceeding or threatened proceeding) or other event that in the reasonable discretion of such Person materially reduces the fair market value thereof; and

(c)                                  of any event or occurrence of which notice is required to be delivered under Section 6.7 of the Syndicated Credit Agreement (to the extent not already delivered to the Lender thereunder).

Each notice pursuant to this Section 6.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

(p)               Section 7.01 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

7.01        Financial Condition Covenants.

(a)           Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of Holdings ending during any period set forth below to exceed the ratio set forth below opposite such fiscal period:

Fiscal Quarter Ending During Period	Consolidated Leverage Ratio
September 30, 2006 to September 30, 2007	7.00 to 1.00
December 31, 2007 to September 30, 2008	6.50 to l.00
December 31, 2008 to September 30, 2009	6.00 to 1.00
December 31, 2009 to September 30, 2010	5.00 to 1.00
Thereafter	4.50 to 1.00

(b)           Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending during any period set forth below to be less than the ratio set forth below opposite such fiscal period:

Fiscal Quarter Ending During Period	Consolidated Interest Coverage Ratio
September 30, 2006 to September 30, 2007	1.50 to 1.00
December 31, 2007 to March 31, 2008	1.60 to 1.00
June 30, 2008 to December 31, 2008	1.70 to 1.00
March 31, 2009	1.80 to 1.00
June 30, 2009 to September 30, 2009	1.90 to 1.00
December 31, 2009 to September 30, 2010	2.00 to 1.00
Thereafter	2.25 to 1.00

(q)               Section 7.02 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

7.02        Liens on Mortgaged Properties. Create, incur, assume or suffer to exist any Lien upon any Mortgaged Property, whether now owned or hereafter acquired, except:

(a)            Liens for taxes, assessments, charges or other governmental levies not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of New Holdings, Holdings or the applicable Borrower in conformity with GAAP;

(b)            mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are bonded off and being contested in good faith by appropriate proceedings;

(c)            easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of New Holdings, Holdings or the applicable Borrower;

(d)            title exceptions specified in Schedule B to any loan policy of title insurance issued to and approved by the Lender;

(e)            Liens created pursuant to the Mortgages;

(f)             Liens of suppliers (including sellers of goods), other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, and Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets, in each case until the property encumbered thereby becomes a fixture or otherwise incorporated into the real property encumbered by the applicable Mortgage;

(g)            Liens arising out of judgments or awards not constituting an Event of Default under Section 8.01 (h); and

(h)            to the extent subordinated to the Mortgages in a manner reasonably satisfactory to the Lender, licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries, which licenses, sublicenses, leases and subleases may be extinguished or otherwise terminated both upon foreclosure of the applicable Mortgage and by transfer of the applicable Mortgaged Property by deed-in-lieu thereof.

(r)    Section 7.03 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

7.03        Negative Covenants Incorporated by Reference to Syndicated Credit Agreement. Fail to comply with the provisions of Section 7 of the Syndicated Credit Agreement (other than Section 7.1 thereof) applicable to it, which provisions (including all required definitions) are incorporated herein by reference; provided that each reference to “this Agreement”, the “Loans” and the “Loan Documents” therein shall be deemed to be a reference, respectively, to the Syndicated Credit Agreement and the “Loans” and the “Loan Documents” as defined in the Syndicated Credit Agreement, and each reference to “Holdings” and the “Borrower” therein shall be deemed to be a reference, respectively, to New Holdings and Holdings.

(s)                Sections 7.04 through 7.19 of the Loan Agreement are deleted in their entirety.

(t)                Clauses (e) and (h) of Section 8.01 of the Loan Agreement are amended to delete the references to “$ 12,000,000” and “$7,500,000” therein and insert references to “$15,000,000” in lieu thereof.

(u)               Clause (q) of Section 8.01 of the Loan Agreement is amended to add the words “, in each case, after the Amendment Effective Date”.

(v)               A new Section 10.17 is inserted at the end of the Loan Agreement that reads as follows;

10.17      Replacement of New Holdings. Notwithstanding any contrary provisions of this Agreement, New Holdings may, in order to achieve the effect of substituting a corporation as the immediate parent company of Holdings, form a corporation that is a wholly owned subsidiary of New Holdings (such corporation being referred to herein as “New Holdings II”), and transfer all its assets (including all outstanding Capital Stock of Holdings) to New Holdings II; provided that (a) the arrangements for the formation of New Holdings II and the transfer of assets from New Holdings to New Holdings II are reasonably satisfactory to the Lender, (b) New Holdings II shall become a party to this Agreement and each other Loan Document to which New Holdings is a party and shall assume all obligations of New Holdings thereunder pursuant to documentation reasonably satisfactory to the Lender and (c) the Lender shall receive such documents, certificates and legal opinions as the Lender or its counsel may reasonably request with respect to the foregoing, all in form and substance reasonably satisfactory to the Lender. If all of the requirements of the preceding sentence are satisfied, then New Holdings shall cease to be a party to the Loan Documents and shall be released from its obligations thereunder and thereupon the term “New Holdings” shall be deemed to refer to New Holdings II.

(w)               The existing Schedule 5.09 of the Loan Agreement is deleted in its entirety and Schedule 4.9 to the Syndicated Credit Agreement is inserted in lieu thereof.

(x)                The Syndicated Credit Agreement, dated as of the Amendment Effective Date, is attached hereto as a new Exhibit G to the Loan Agreement.

The amendments set forth in this Section 1 are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Agreement are intended to be effected hereby.

Section 2.                  CONDITIONS PRECEDENT. The parties hereto agree that the consents contained herein shall not be effective until the satisfaction of each of the following conditions precedent:

(a)                Execution and Delivery of this Amendment. The Lender shall have received a copy of this Amendment, duly executed and delivered by the Existing Loan Parties and New Holdings.

(b)               Representations and Warranties. Each of the representations and warranties made in this Amendment shall be true and correct in all material respects on and as of the Amendment Effective Date as if made on and as of such date, both before and after giving effect to this Amendment except where such representations and warranties are made by reference to another date, in which case such representations and warranties shall be true and correct in all material reports as of such other date.

(c)                Additional Loan Documentation. The Lender shall have received each of the items set forth in this Section 2(c) below, each in form and substance reasonably satisfactory to the Lender:

(i)              Closing Certificate. Secretary’s Certificate(s), dated as of the Amendment Effective Date, certifying as to incumbency of the Responsible Officers of New Holdings and Holdings executing this Amendment, and the organizational documents thereof, duly executed by the appropriate Responsible Officers of New Holdings and Holdings, together with all attachments thereto, including, without limitation, copies of resolutions New Holdings approving this Amendment and the joinder of New Holdings to the Loan Agreement, duly adopted at a meeting of, or by the unanimous written consent of, the Board of Directors (or other applicable governing body) of New Holdings.

(ii)             Borrowing Base Certificate. A duly executed and completed Borrowing Base Certificate, dated as of the Amendment Effective Date in the form of Exhibit E attached to the Loan Agreement.

(iii)            Syndicated Credit Agreement. A fully executed copy of the Syndicated Credit Agreement (as defined in Section 1 above), which agreement shall be in full force and effect.

(iv)            Other Documents. Such other approvals, opinions or documents as the Lender may reasonably request.

Section 3.                  REPRESENTATIONS AND WARRANTIES. To induce the Lender to enter into this Amendment, each of New Holdings and the Existing Loan Parties represents and warrants to the Lender us follows:

(a)                Existence, Qualification and Power. Such Person (i) is validly existing and in good standing under the laws of the state in which it is organized, (ii) has all requisite power and authority to execute, deliver and perform its obligations under this Amendment (including, with respect to New Holdings, its performance under the Loan Agreement), and (iii) is duly qualified and is licensed and in good standing under the laws of the state in which it is organized.

(b)               Authorization; No Contravention. The execution, delivery and performance by such Person of this Amendment (including, with respect to New Holdings, its performance under the Loan Agreement), have been duly authorized by all necessary organizational action, and do not (i) contravene the terms of any of such Person’s organizational documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (x) any Contractual Obligation to which such Person is a party or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or any of its property is subject; or (iii) violate any Law binding upon such Person.

(c)                Governmental Authorization; Other Consents. Except as shall have been obtained and remains in effect, no approval, consent, exemption, authorization, or other action by (other than in the case of enforcement, a court order), or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, such Person of this Amendment (including, with respect to New Holdings, its performance under and enforcement of the Loan Agreement).

(d)               Binding Effect. This Amendment has been duly executed and delivered by such Person and the Loan Agreement, as amended hereby, constitutes, the legal, valid and binding obligations of such Person, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights and secured parties generally, and subject to general principles of equity.

Sections 4.                MISCELLANEOUS

(a)                Ratification and Confirmation of Loan Documents. Except for amendments expressly set forth in this Amendment and the joinder of New Holdings to the Loan Agreement, the terms, provisions, conditions and covenants of the Loan Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this Amendment shall not in any manner operate as a waiver of, consent to or amendment of any other term, provision, condition or covenant of the Loan Agreement or any other Loan Document.

(b)               Fees and Expenses. New Holdings shall pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, reproduction, execution, and delivery of this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender.

(c)                Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

(d)               APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(e)                Counterparts and Amendment Effective Date. This Amendment may be executed in any number of counterparts (including via facsimile) and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective when each of thy conditions precedent set forth in Section 2 of this Amendment have been satisfied (the “Amendment Effective Date”).

(f)                FINAL AGREEMENT. THIS AMENDMENT, TOGETHER WITH THE LOAN AGREEMENT AND OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(g)               Consents. The execution of this Amendment by the Lender constitutes its express consent to (i) the refinancing and replacement of the Syndicated Credit Agreement (as defined prior to the effectiveness of this Amendment) with the Syndicated Credit Agreement (as defined after the effectiveness of this Amendment), and (ii) the consummation of the Merger.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the Amendment Effective Date.

NMH HOLDINGS, LLC

By:	NMH Investment, LLC its Sole Member

By:	Vestar Capital Partners V, L.P., its Sole Member

By:	Vestar Associates V, L.P., its General Partner

By:	Vestar Associates Corporation V, its General Partner

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: President

[Bank of America Amendment]

NATIONAL MENTOR HOLDINGS, INC.
NATIONAL MENTOR, INC.
REM ARROWHEAD, INC.
REM CONNECTICUT COMMUNITY
   SERVICES, INC.
REM INDIANA, INC.
REM NORTH DAKOTA, INC.
REM WISCONSIN, INC.
REM WISCONSIN II, INC.
REM WISCONSIN III, INC.

By:	/s/ Denis Holler
Name: Denis Holler
Title: Senior Vice President of Finance

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the Amendment Effective Date.

NMH HOLDINGS, LLC

By:
Name:
Title:

NATIONAL HOLDINGS, INC.
NATIONAL MENTOR, INC.
REM ARROWHEAD, INC.
REM CONNECTICUT COMMUNITY
   SERVICES, INC.
REM INDIANA, INC.
REM NORTH DAKOTA, INC.
REM WISCONSIN, INC.
REM WISCONSIN II, INC.
REM WISCONSIN III, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:	/s/ James Ford
Name: James Ford
Title: Senior Vice President